The Gap, Inc.
Bylaw Amendment
Effective November 1, 1995


                                             ARTICLE IV


                                              OFFICERS

Section 1.  Officers.

        (a) Number. The officers of the Corporation shall be a Chairman of the Board, a Chief Executive Officer, a President, a Secretary and a Chief Financial Officer. The Corporation may also have, at the discretion of the Board of Directors, one or more Vice Presidents, a Treasurer, one or more Assistant Secretaries, one or more Assistant Treasurers and such other officers as the Board of Directors may deem expedient. Any two or more offices, except those of President and Secretary, may be held by the same person.

        (b) Election and Term of Office. The officers shall be elected annually by the Board of Directors at its regular meeting following the annual meeting of the stockholders and each officer shall hold office until the next annual election of officers and until such officer's successor is elected, or until such officer's death, resignation or removal. Any officer may be removed at any time, with or without cause, by a vote of the majority of the Board of Directors. Any vacancy occurring in any office may be filled by the Board of Directors.


        (c) Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

        (d) Salaries. The salaries of all officers and agents of the Corporation shall be fixed by the Board of Directors from time to time.

Section 2.  Chairman of the Board.

        The Chairman of the Board shall preside at all meetings of the stockholders and of the Board of Directors. The Chairman of the Board shall exercise and perform such other powers and duties as may from time to time be assigned to the Chairman by the Board of Directors.


Section 3.  Chief Executive Officer.

        The Chief Executive Officer shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the Corporation. In addition, the Chief Executive Officer shall, in the absence of the Chairman of the Board, preside at all meetings of the shareholders and of the Board of Directors and shall exercise and perform such other powers and duties as may from time to time be assigned to the Chief Executive Officer by the Board of Directors.


Section 4.  President.

        The President shall, in the absence of the Chairman of the Board, preside at all meetings of the shareholders and of the Board of Directors, and shall exercise and perform such other powers and duties as may from time to time be assigned to the President by the Board of Directors.


Section 5.  Chief Financial Officer.

        The Chief Financial Officer, who may, but need not, be the Treasurer, shall keep and maintain adequate and correct books and records of accounts of the Corporation, and shall see that all moneys and other valuables of the Corporation are deposited in the name and to the credit of the Corporation with such depositories as may be designated by the Board of Directors. The Chief Financial Officer shall disburse the funds of the Corporation as directed by the Board of Directors, shall render to the Chairman of the Board and the Directors, whenever they request it, an account of all transactions in such officer's official capacity and of the financial condition of the Corporation, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors.


Section 6.  Vice Presidents.

        The Vice Presidents shall have such powers and perform such duties as from time to time may be prescribed for them, respectively, by the Board of Directors, Chief Executive Officer or by the President.


Section 7.  Secretary and Assistant Secretaries.

        The Secretary shall record or cause to be recorded, in books provided for the purpose, minutes of the meetings of the stockholders, the Board of Directors and all committees of the Board of Directors; see that all notices are duly given in accordance with the provisions of these By-Laws as required by law; be custodian of all corporate records (other than financial) and of the seal of the Corporation, and have authority to affix the seal to all documents requiring it and attest to the same; give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors; and, in general, shall perform all duties incident to the office of Secretary and such other duties as may, from time to time, be assigned to him by the Board of Directors, Chief Executive Officer or by the President. At the request of the Secretary, or in the Secretary's absence or disability, any Assistant Secretary shall perform any of the duties of the Secretary and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the Secretary.


Section 8.  Treasurer and Assistant Treasurers.

        The Treasurer shall perform all other duties commonly incident to his office and shall perform such other duties and have such other powers as the Board of Directors or the Chief Financial Officer shall designate from time to time. At the request of the Treasurer, or in the Treasurer's absence or disability, any Assistant Treasurer may perform any of the duties of the Treasurer and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the Treasurer. Except where by law the signature of the Treasurer is required, each of the Assistant Treasurers shall possess the same power as the Treasurer to sign all certificates, contracts, obligations and other instruments of the Corporation.